Exhibit 99.2


VCA ANTECH, INC. DETERMINES PRICE OF ITS TENDER OFFER FOR THE OUTSTANDING 9.875%
           SENIOR SUBORDINATED NOTES DUE 2009 OF VICAR OPERATING, INC.


     LOS ANGELES, CALIFORNIA, MAY 16, 2005 - VCA ANTECH, INC. (NASDAQ NM SYMBOL:
WOOF), a leading animal healthcare company in the United States, announced today that its wholly owned subsidiary, Vicar Operating Inc., has determined the pricing of its previously announced cash tender offer for its $170 million outstanding principal amount of 9.875% Senior Subordinated Notes due 2009.

     The purchase price to be paid for each $1,000 principal amount of Notes validly tendered and not withdrawn is $1,081.06, which includes a consent payment of $30.00 per $1,000 principal amount of Notes validly tendered and not withdrawn. The tender offer yield for Notes tendered and accepted will be 3.695%.

     The tender offer will expire at 12:01 a.m., New York City time, on May 17, 2005, unless extended or terminated. As of May 13, 2005, 100% of the principal amount of the Notes had been tendered and not withdrawn.

     All of the terms and conditions of the tender offer, including consideration for the Notes and the expiration date, remain unchanged. Consummation of the tender is contingent upon receipt of sufficient funds to pay the tender consideration and costs and expenses of the tender offer, at least a majority of the Notes being validly tendered and not withdrawn, and other general conditions described in the offer to purchase. Full details of the terms and conditions of the tender offer are included in the offer to purchase and consent solicitation statement dated April 19, 2005.

     Goldman, Sachs & Co. is serving as dealer manager and solicitation agent for the tender offer and consent solicitation. Global Bondholder Services Corp. is serving as the information agent. Requests for assistance or for additional copies of the offer to purchase and consent solicitation statement or any other related documents may be directed to the information agent at (212) 430-3774. Questions or requests for assistance may be directed to the dealer manager at
(212) 357-3019 or (800) 828-3182.

     This news release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities. The tender offer is being made solely by the offer to purchase and consent solicitation statement dated April 19, 2005.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our statements regarding the tender offer and entering into a new senior credit facility. Actual results may vary substantially from these forward-looking statements as a result of a variety of factors discussed in our periodic reports filed with the Securities and Exchange Commission, including our Report on Form 10-K for the



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year ended December 31, 2004 and our periodic Report on Form 10-Q for the quarter ended March 31, 2005 and other more current periodic reports.

     VCA Antech owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country and supplies ultrasound and digital radiography equipment to the veterinary industry.

    CONTACT:      VCA Antech, Inc.
                  Tom Fuller, 310-571-6505

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